                                                                      EXHIBIT 11

                            IDX SYSTEMS CORPORATION

                        SCHEDULE OF NET INCOME PER SHARE
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                    PRIMARY                  FULLY-DILUTED
                          --------------------------- ---------------------------
                            YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,
                          --------------------------- ---------------------------
                                    1995      1994              1995      1994
                           1996   PRO FORMA PRO FORMA  1996   PRO FORMA PRO FORMA
                          ------- --------- --------- ------- --------- ---------
Weighted average shares
 outstanding............   20,727  14,893    13,244    20,727  14,893    13,244
Net dilutive effect of
 stock options based on
 the treasury stock
 method using the IPO
 price until the
 effective date and
 average price
 thereafter for primary
 and ending price, if
 higher, for fully-
 diluted................      676   1,095     1,752       676   1,134     1,752
Effect of final S
 corporation
 distribution...........            1,342     2,188             1,342     2,188
Effect of common and
 common equivalent
 shares issued by the
 Company during the
 twelve month period
 immediately preceding
 the Company's initial
 public offering in
 November 1995, as if
 they were outstanding
 for all periods
 presented prior to the
 initial public
 offering, using the
 treasury stock method,
 as described above.....              214       281               217       281
                          -------  ------    ------   -------  ------    ------
Total shares............   21,403  17,544    17,465    21,403  17,586    17,465
                          =======  ======    ======   =======  ======    ======
Net income..............  $14,882                     $14,882
Net income per share....    $0.70                       $0.70
Pro forma net income....           $9,607    $2,317            $9,607    $2,317
Pro forma net income per
 share..................            $0.55     $0.13             $0.55     $0.13